EXHIBIT 99.1
Reading International Announces 2nd Quarter 2006 Results

•	Revenue from continuing operations was up 12.5% over the 2005 quarter, to $28.0 million

Los Angeles, California, - (PR NEWSWIRE) - August 09, 2006 - Reading International, Inc. (AMEX: RDI) announced today results for its quarter and six months ended June 30, 2006.

Second Quarter 2006 Summary

Our quarter to quarter results of operations were principally impacted by the following:

•	The sale effective June 8, 2005 of our Puerto Rican cinema operations;

•	The sale effective May 17, 2005 of our Glendale, California office building, our only commercial domestic property with no entertainment component;

•	The acquisition on June 1, 2005 and September 19, 2005 of the various real property interests underlying our leasehold interest in our Cinemas 1, 2 & 3 cinema;

•
The opening in the fourth quarter of 2005 and the occupancy of the majority of tenancies during first quarter of 2006 of our Newmarket Shopping Center, an approximately 100,000 square foot retail center in a suburb of Brisbane, Australia;

•	The opening on October 20, 2005, and the acquisition effective February 23, 2006, of cinemas in a suburb of Adelaide, Australia and Queenstown, New Zealand, respectively;

•	The acquisition, effective April 01, 2006 of the remaining 50% share that we did not already own of the Palms cinema located in Christchurch, New Zealand;

•
The reduction in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.7618 and $0.6959, respectively, as of June 30, 2005 to $0.7423 and $0.6105, respectively, as of June 30, 2006;

•	Revenue from continuing operations, despite negative currency effects, grew by 12.5% to $28.0 million compared to the 2005 quarter of $24.9 million;

•
Net loss was $234,000 for the three months ending June 30, 2006 compared to a net income of $10.5 million (including a one time gain on disposal of business operations of $13.6 million) for the same period in 2005; and

•
Reported EBITDA (1) at $5.0 million for the 2006 quarter was down 65.5% from the $14.5 million (including the aforementioned a one time gain on disposal of business operations of $13.6 million) in the 2005 quarter.

Second Quarter 2006 Discussion

Revenue from continuing operations increased from $24.9 million in the 2005 quarter to $28.0 million in 2006, a 12.5% increase despite overall negative currency effects. The cinema revenue increase of $3.0 million was across our geographical spectrum with Australia $1.5 million higher than last year, New Zealand $1.0 million higher than last year and the US $517,000 higher. The top 3 grossing films in our circuit worldwide were “Ice Age 2: The Meltdown”, “The Da Vinci Code” and“X-Men: The Last Stand” which between them accounted for approximately 26% of our cinema box office revenue. Our real estate revenue was slightly higher than last year with Australia showing good rental stream growth, $389,000 higher than last year (predominantly attributable to Newmarket), offset by the US, which was down by approximately $219,000 due primarily to decreases in our live theater income from the 2005 quarter.

As a percent of revenue, operating expense, at 74.9% in the 2006 quarter was basically flat with the first quarter 2006, but significantly better than the 79.3% of the 2005 quarter. The primary driver for the better performance in 2006 versus 2005, was the lackluster 2005 product offering, which resulted in shorter play times and higher cost ratios.

Depreciation and amortization expense increased by $334,000 or 11.1%, from $3.0 million to $3.3 million in the 2006 quarter, predominantly due to additional Australian depreciation as a result of the opening of the Newmarket shopping center, located in Brisbane, in late December 2005 and the Elizabeth cinema, located in Adelaide, which opened in October 2005.

General and administrative expense decreased by $1.0 million or 25.6%, from $4.1 million to $3.1 million in the 2006 quarter. This change was primarily due to a decrease in our legal expenses specifically relating to our US anti-trust litigation and our purchase of the Cinemas 1, 2, 3 which decreased the amount of rent paid to related parties.

The other significant drivers that affected the 2006 quarter compared to the 2005 quarter were:

•
the increase in net interest expense. Net interest expense increased by $803,000 primarily related to a higher outstanding loan balance in Australia and due to the effective completion of construction of our Newmarket Shopping Centre in December 2005 (at which point we ceased to capitalize interest expense on our $24.2 million construction loan), offset by a decrease in interest expense adjustment in the 2006 quarter related to the mark-to-market adjustment of our interest rate swaps compared to the adjustment for the same period in 2005;

•
the increase in other income. Other income increased by $463,000 primarily due to the recognition of $918,000 of profit on the closing of the sales of 11 out of 67 units of our Place 57 development in New York, in which we have a 25% interest ; offset by $275,000 of a mark-to-market charge relating to the Sutton Hill Capital LLC option (SHC Option) to acquire a 25% non-managing membership interest in the limited liability company in which we hold our fee interest in our Cinemas 1, 2 & 3 property; and

•	the effect of income from discontinued operations. In the 2005 quarter we recognized a gain on the sale of assets of $13.6 million, which was not repeated in the 2006 quarter.

As a result of the above, we reported a net loss of $234,000 for the 2006 quarter compared to a net income of $10.5 million in the 2005 quarter.

Our EBITDA (1) at $5.0 million for the 2006 quarter was $9.5 million lower than the 2005 quarter of $14.5 million, predominantly driven by the gain on the sale of assets in the 2005 quarter of $13.6 million. Allowing for this asset sale in 2005, the 2006 quarter EBITDA (1) from continuing operations, of $5.0 million is $4.1 million or 445.1% higher then that of the 2005 quarter.

First Half 2006 Summary

•
Revenue from continuing operations increased by 7.0% or $3.5 million, to $53.9 million in the first half 2006 compared to 2005, while the operating expense percentage decreased to 75.2% in 2006 compared to 77.2% in the 2005 half-year. The primary driver for this was the lackluster film product in the 2005 quarter as described above in the quarter discussion.

•
The top 5 grossing films in our circuit worldwide for the 2006 half-year were: “Ice Age 2: The Meltdown”, “The Da Vinci Code”, “The Chronicles of Narnia: The Lion, the Witch and the Wardrobe”, “X-Men: The Last Stand” and “Cars”, which between them accounted for approximately 20% of our cinema box office revenue.

•	Depreciation and amortization increased by $411,000 to $6.6 million in 2006, driven primarily by the Australian shopping center and cinema additions.

•	General and administrative expense declined by $1.4 million to $6.5 million in the 2006 period. This decrease was due to the decrease in rent and legal expenses.

•
Interest expense increased by $1.7 million to $3.3 million in 2006, due to the cessation of interest capitalization on the Newmarket project partially offset by interest rate swap mark-to-market fluctuations.

•	Other income decreased by $359,000 to $520,000 in 2006, primarily due to the profit recognition on Place 57, offset by the mark-to-market of the SHC Option.

•	Income from discontinued operations at $12.2 million in 2005 was driven by the above discussed gain on sale of $13.6 million.

As a result we reported a net loss of $3.4 million for the 2006 half year compared to a net income of $8.1 million in the 2005 half year.

Our reported EBITDA (1) at $7.2 million for the half year 2006 was $9.7 million lower than the $16.9 million of the 2005 half year. Adjusting for the $13.6 million gain on sale of assets in the 2005 half-year, our EBITDA (1) from continuing operations in the 2006 half-year was $3.9 million or 120.2% higher than the 2005 half-year.

Balance Sheet

Our total assets at June 30, 2006 were $254.0 million and remained basically flat with December 31, 2005. The currency exchange rates for Australia and New Zealand as of June 30, 2006 were $0.7423 and $0.6105, respectively, and as of December 31, 2005, these rates were $0.7342 and $0.6845, respectively. As a result, currency had an overall negative impact on the balance sheet at June 30, 2006 compared to December 31, 2005.

Our cash position at June 30, 2006 was $6.1 million compared to $8.5 million at December 31, 2005. The majority of the $2.4 million change related to cash invested of $1.8 million in Malulani Investments, Ltd. to acquire an 18.4% interest in a private real estate company with holdings principally in California, Texas, and Hawaii.

At the present time we have approximately $8.5 million in undrawn funds under our Australian Corporate Credit Facility. Accordingly, we believe that we have sufficient borrowing capacity under our corporate facility from our Australian bank, to meet our anticipated short-term working capital requirements. Our negative working capital at $14.5 million compares to $14.3 million at December 31, 2005. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach. We have approached several financing sources who have already given a favorable response to the prospect of this funding. However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.

Stockholders’ equity was $94.4 million at June 30, 2006 compared to $99.4 million at December 31, 2005.

Real Estate Update

205-209 East 57th Street Associates, LLC - We currently have a $4.1 million investment in 205-209 East 57th Street Associates, LLC (“57th Street Associates”). Construction is virtually complete and includes the lobby and amenity areas. The managing member of 57th Street Associates reports that it now has under contract 63 out of 67 units, representing 94% of total units, at an average selling price of $1,341 per square foot an increase of $241 per square foot (21.9%) from the project’s budget. Of these 63 contracts, 11 units closed during the June quarter. As reported above, in the June quarter we recognized our share of the profit on the closure of 11 out of the 63 sold units ($918,000 to date), the remaining 4 units being out-to-contract. We currently anticipate that the remainder of the units under contract will be closed before the end of the year. The unit sales currently being closed relate to the units on the lower stories of the property, and may reflect less profit than the more expensive upper units.

Newmarket Shopping Centre - On November 28, 2005, we opened the initial retail elements of our Newmarket ETRC, an approximately 100,000 square foot retail facility situated on an approximately 177,500 square foot parcel in Newmarket, a suburb of Brisbane. The remaining tenants took-up their occupancy during the first quarter of 2006. We are currently in the planning phase relating to stage two of this entertainment themed retail centre (or “ETRC”) which is to include a 6 screen cinema complex. The design for the anticipated 33,067 square foot cinema component is currently before the Newmarket City Council for approval.

Subsequent Events

Berkeley Cinemas

On May 23, 2006, our Joint Venture Partner exercised his option to offer to acquire our interest in the remaining Berkeley Joint Venture cinemas, at an aggregate purchase price of $7.3 million (NZ$11.9 million) plus the assumption of debt of $3.0 million (NZ$5.0 million). The exercise of this option has triggered our right to buy out our Joint Venture Partner at the same price. On July 27, 2006, we gave notice to our Joint Venture Partner that we do not intend to exercise our right to acquire the cinemas at Whangaparaoa, Takapuna and Mission Bay, and accordingly, we currently anticipate that we will sell our interest in those cinemas to our Joint Venture Partner for $4.4 million (NZ$7.2 million) in cash and the assumption of $1.5 million (NZ$2.5 million) in debt. We are currently still considering whether to exercise our right to acquire our Joint Venture partner’s interest in the Botany Downs cinema. If we exercise that right, the cost to acquire the 50% interest that we do not already own in that cinema would be $2.9 million (NZ$4.7 million) plus the assumption of debt estimated to be approximately $1.5 million (NZ$2.5 million) as of the closing date.

Moonee Ponds

On June 21, 2006, we signed an agreement to purchase two tracks of land of 0.4 acres adjacent to our Moonee Ponds property for $2.4 million (AUS$3.3 million). As a partial fulfillment of this contract, on July 7, 2006, we made a $245,000 (AUS$330,000) deposit for these properties and we anticipate closing on these purchases during the month of September 2006.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenue	$27,961	$24,853	$53,898	$50,377
Operating expense
Cinema/real estate	20,943	19,697	40,532	38,899
Depreciation and amortization	3,337	3,003	6,577	6,166
General and administrative	3,076	4,132	6,441	7,879

Operating income (loss)	605	(1,979)	348	(2,567)

Interest expense, net	(1,511)	(708)	(3,295)	(1,574)
Other income	1,208	745	520	879
Income from discontinued operations	--	12,943	--	12,231
Income tax expense	(344)	(220)	(681)	(453)
Minority interest expense	(192)	(281)	(272)	(419)

Net income (loss)	$(234)	$10,500	$(3,380)	$8,097

Basic earnings (loss) per share	$(0.01)	$0.48	$(0.15)	$0.37
Diluted earnings (loss) per share	$(0.01)	$0.48	$(0.15)	$0.37

EBITDA*	4,958	14,520	7,173	16,858

EBITDA* change	(9,562)		(9,685)

* EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net income (loss)	$(234)	$10,500	$(3,380)	$8,097
Add: Interest expense, net	1,511	708	3,295	1,574
Add: Income tax provision (benefit)	344	220	681	453
Add: Depreciation and amortization	3,337	3,003	6,577	6,166
Add: EBITDA adjustment for discontinued operations	--	89	--	568

EBITDA	$4,958	$14,520	$7,173	$16,858

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue
Cinema	$23,954	$20,983	$46,463	$42,899
Real estate	4,007	3,870	7,435	7,478
	27,961	24,853	53,898	50,377
Operating expense
Cinema	19,187	17,642	37,064	35,235
Real estate	1,756	2,055	3,468	3,664
Depreciation and amortization	3,337	3,003	6,577	6,166
General and administrative	3,076	4,132	6,441	7,879
	27,356	26,832	53,550	52,944

Operating income (loss)	605	(1,979)	348	(2,567)

Non-operating income (expense)
Interest income	26	36	87	109
Interest expense	(1,537)	(744)	(3,382)	(1,683)
Other income (loss)	1	559	(1,154)	289

Loss before minority interest expense, discontinued operations, income tax expense, and equity earnings of unconsolidated entities	(905)	(2,128)	(4,101)	(3,852)
Minority interest expense	192	281	272	419

Loss from continuing operations	(1,097)	(2,409)	(4,373)	(4,271)
Discontinued operations:
Gain on disposal of business operations	--	13,610	--	13,610
Loss from discontinued operations	--	(667)	--	(1,379)

Income (loss) before income tax expense and equity earnings of unconsolidated entities	(1,097)	10,534	(4,373)	7,960
Income tax expense	344	220	681	453
Income (loss) before equity earnings of unconsolidated entities	(1,441)	10,314	(5,054)	7,507
Equity earnings of unconsolidated entities	1,207	186	1,674	590
Net income (loss)	$(234)	$10,500	$(3,380)	$8,097
Earnings (loss) per common share - basic:
Loss from continuing operations	$(0.01)	$(0.11)	$(0.15)	$(0.19)
Income (loss) from discontinued operations, net	0.00	0.59	0.00	0.56
Basic earnings (loss) per share	$(0.01)	$0.48	$(0.15)	$0.37
Weighted average number of shares outstanding - basic	22,413,995	21,988,031	22,431,834	21,988,031

Earnings (loss) per common share - diluted:
Loss from continuing operations	$(0.01)	$(0.11)	$(0.15)	$(0.19)
Income (loss) from discontinued operations, net	0.00	0.59	0.00	0.56
Diluted earnings (loss) per share	$(0.01)	$0.48	$(0.15)	$0.37
Weighted average number of shares outstanding - diluted	22,413,995	21,988,031	22,431,834	21,988,031

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	June 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$6,115	$8,548
Receivables	4,682	5,272
Inventory	422	468
Investment in marketable securities	628	401
Prepaid and other current assets	2,119	996
Total current assets	13,966	15,685
Property held for development	6,965	6,889
Property under development	24,347	23,069
Property & equipment, net	164,709	167,389
Investment in unconsolidated entities	16,406	14,025
Capitalized leasing costs	12	15
Goodwill	17,216	14,653
Intangible assets, net	8,333	8,788
Other assets	2,085	2,544
Total assets	$254,039	$253,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,031	$13,538
Film rent payable	4,307	4,580
Notes payable - current portion	2,302	1,776
Income taxes payable	7,941	7,504
Deferred current revenue	1,679	2,319
Other current liabilities	193	250
Total current liabilities	28,453	29,967
Notes payable - long-term portion	96,955	93,544
Notes payable to related parties	14,000	14,000
Deferred non-current revenue	542	554
Other liabilities	17,847	12,509
Total liabilities	157,797	150,574
Commitments and contingencies	--	--
Minority interest in consolidated affiliates	1,860	3,079
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,495,729 issued and 20,918,505 outstanding at June 30, 2006 and 35,468,733 issued and 20,990,458 outstanding at December 31, 2005	215	215
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at June 30, 2006 and December 31, 2005	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	128,160	128,028
Accumulated deficit	(57,294)	(53,914)
Treasury shares	(4,307)	(3,515)
Accumulated other comprehensive income	27,593	28,575
Total stockholders’ equity	94,382	99,404
Total liabilities and stockholders’ equity	$254,039	$253,057

(1) The Company defines EBITDA as net income (loss) before net interest expense, income taxes, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).